Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces Third Quarter 2014 Results
Reaffirms Full Year Outlook and Raises Free Cash Flow Range

STAMFORD, Conn.-October 15, 2014- United Rentals, Inc. (NYSE: URI) today announced financial results for the third quarter 20141. Total revenue was $1.544 billion and rental revenue was $1.315 billion, compared with $1.311 billion and $1.138 billion, respectively, for the same period last year. On a GAAP basis, the company reported third quarter net income of $192 million, or $1.84 per diluted share, compared with $143 million, or $1.35 per diluted share, for the same period last year.

Adjusted EPS2 for the quarter was $2.20 per diluted share, compared with $1.63 per diluted share for the same period last year. Adjusted EBITDA3 was $761 million and adjusted EBITDA margin was a company record 49.3% for the quarter.

Third Quarter 2014 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 15.6% year-over-year. Within rental revenue, owned equipment rental revenue increased 15.4%, reflecting year-over-year increases of 9.5% in the volume of equipment on rent and 4.7% in rental rates. The company has reaffirmed its outlook for a full-year increase in rental rates of approximately 4.5%, and full year total revenue in a range of $5.55 billion to $5.65 billion.

•
Adjusted EBITDA was $761 million and adjusted EBITDA margin was 49.3%, an increase of $119 million and 30 basis points, respectively, from the same period last year. The company has reaffirmed its outlook for full year adjusted EBITDA in a range of $2.65 billion to $2.70 billion.

•	ROIC was 8.4% for the 12 months ended September 30, 2014, an increase of 1.3 percentage points from the 12 months ended September 30, 2013.

•	Time utilization increased 70 basis points year-over-year to 71.5%. The company has reaffirmed its outlook for full year time utilization of approximately 68.5%.

•	The company generated $140 million of proceeds from used equipment sales at an adjusted gross margin of 47.9%, compared with $102 million and 48.0% for the same period last year.[4]

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 51.1% for the quarter.
_______________

1.
In April 2014, the company acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”). National Pump is included in the company's results subsequent to the April 2014 acquisition date.

2.
Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (v) impact on depreciation related to acquired RSC fleet and property and equipment; (vi) impact of the fair value mark-up of acquired RSC fleet; (vii) merger related intangible asset amortization and (viii) loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. See table below for amounts.

3.
Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet; (iv) gain/loss on sale of software subsidiary and (v) stock compensation expense, net. See table below for amounts.

4.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "The third quarter provided further confirmation that our strategy and the North American construction recovery are both solidly on track. Our end markets are continuing to rally, creating numerous opportunities for well-managed, profitable growth. We reported a robust 16% increase in rental revenue for the quarter— and more importantly, the discipline behind that growth is evident in our record EBITDA margin and gains in volume, utilization and rates."

Kneeland continued, "While we reported very strong results, we believe they reflect just a fraction of what our company can achieve over multiple years in the forecasted upcycle. More immediately, we believe that the current uncertainty in the financial markets relates to global concerns, and not North America. We'll continue to take the actions that drive returns over time, including rigorous fleet management, the expansion of our specialty rental lines, and transformational measures for greater productivity."

Nine Months 2014 Highlights

•	Total revenue was $4.121 billion and rental revenue was $3.499 billion, compared with $3.617 billion and $3.063 billion, respectively, for the same period last year.

•
Rental revenue increased 14.2% year-over-year. Within rental revenue, owned equipment rental revenue increased 13.7%, reflecting year-over-year increases of 9.2% in the volume of equipment on rent and 4.6% in rental rates.

•	Adjusted EBITDA was $1.943 billion and adjusted EBITDA margin was 47.1%, an increase of $301 million and 170 basis points, respectively, from the same period last year.

•	Time utilization increased 50 basis points year-over-year to 68.2%.

•	The company generated $388 million of proceeds from used equipment sales at an adjusted gross margin of 48.5%, compared with $356 million and 44.4% for the same period last year.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 59.7%.

Free Cash Flow and Fleet Size

For the first nine months of 2014, free cash flow was $312 million, after total rental and non-rental gross capital expenditures of $1.568 billion. By comparison, free cash usage (negative flow) for the first nine months of 2013 was $84 million after total rental and non-rental gross capital expenditures of $1.570 billion. The company has reaffirmed its outlook for full year net rental capital expenditures of approximately $1.2 billion, after gross purchases of approximately $1.7 billion. Free cash flow for the first nine months of 2014 and 2013 includes aggregate merger and restructuring related payments of $16 million and $33 million, respectively. The company has raised its outlook for full year free cash flow to a range of $475 million to $525 million, excluding the impact of merger and restructuring related costs.
The size of the rental fleet was $8.61 billion of original equipment cost at September 30, 2014, compared with $7.73 billion at December 31, 2013. The age of the rental fleet was 42.4 months on an OEC-weighted basis at September 30, 2014, compared with 45.2 months at December 31, 2013.

Accelerates Share Repurchase Program

During the first nine months of 2014, the company repurchased $380 million of common stock as part of the $500 million share repurchase program that was announced in October 2013. The company has accelerated its plans and now expects to complete the program by December 2014.

Return on Invested Capital (ROIC)

Return on invested capital was 8.4% for the 12 months ended September 30, 2014, an increase of 1.3 percentage points from the 12 months ended September 30, 2013. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.5

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, October 16, 2014, at 11:00 a.m. Eastern Time. The conference call number is 877-888-4314. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 800-695-2185, passcode is 99124.

Non-GAAP Measures

Free cash flow (usage), earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow (usage) represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain/loss on sale of software subsidiary. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, asset impairment charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. The company believes that: (i) free cash flow (usage) provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow (usage) and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 882 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.61 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.
_______________

5.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 11.4% for the 12 months ended September 30, 2014, an increase of 1.7 percentage points from the 12 months ended September 30, 2013.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, or a slowdown in the energy sector, in general, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (15) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (16) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (17) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (18) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) management turnover and inability to attract and retain key personnel; (20) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (21) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (22) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (23) competition from existing and new competitors; (24) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (25) the costs of complying with environmental, safety and foreign laws and regulations; (26) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (27) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Equipment rentals	$1,315	$1,138	$3,499	$3,063
Sales of rental equipment	140	102	388	356
Sales of new equipment	42	29	105	74
Contractor supplies sales	23	23	64	66
Service and other revenues	24	19	65	58
Total revenues	1,544	1,311	4,121	3,617
Cost of revenues:
Cost of equipment rentals, excluding depreciation	480	422	1,336	1,214
Depreciation of rental equipment	236	219	682	629
Cost of rental equipment sales	82	62	227	232
Cost of new equipment sales	33	23	84	59
Cost of contractor supplies sales	16	15	44	44
Cost of service and other revenues	9	6	23	19
Total cost of revenues	856	747	2,396	2,197
Gross profit	688	564	1,725	1,420
Selling, general and administrative expenses	194	167	549	479
Merger related costs	4	—	13	8
Restructuring charge	(2)	1	(2)	12
Non-rental depreciation and amortization	70	59	200	185
Operating income	422	337	965	736
Interest expense, net	124	121	436	357
Interest expense—subordinated convertible debentures	—	—	—	3
Other income, net	(5)	(2)	(10)	(3)
Income before provision for income taxes	303	218	539	379
Provision for income taxes	111	75	193	132
Net income	$192	$143	$346	$247
Diluted earnings per share	$1.84	$1.35	$3.29	$2.33

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$168	$175
Accounts receivable, net	941	804
Inventory	112	70
Prepaid expenses and other assets	64	53
Deferred taxes	93	260
Total current assets	1,378	1,362
Rental equipment, net	6,146	5,374
Property and equipment, net	423	421
Goodwill	3,270	2,953
Other intangible assets, net	1,165	1,018
Other long-term assets	101	103
Total assets	$12,483	$11,231
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$618	$604
Accounts payable	505	292
Accrued expenses and other liabilities	572	390
Total current liabilities	1,695	1,286
Long-term debt	7,477	6,569
Deferred taxes	1,412	1,459
Other long-term liabilities	83	69
Total liabilities	10,667	9,383
Temporary equity	3	20
Common stock	1	1
Additional paid-in capital	2,127	2,054
Retained earnings (accumulated deficit)	309	(37)
Treasury stock	(589)	(209)
Accumulated other comprehensive (loss) income	(35)	19
Total stockholders’ equity	1,813	1,828
Total liabilities and stockholders’ equity	$12,483	$11,231

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net income	$192	$143	$346	$247
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	306	278	882	814
Amortization of deferred financing costs and original issue discounts	4	5	14	16
Gain on sales of rental equipment	(58)	(40)	(161)	(124)
Gain on sales of non-rental equipment	(3)	(1)	(7)	(3)
(Gain) loss on sale of software subsidiary	—	—	—	1
Stock compensation expense, net	17	15	48	34
Merger related costs	4	—	13	8
Restructuring charge	(2)	1	(2)	12
Loss on extinguishment of debt securities	5	1	80	1
Loss on retirement of subordinated convertible debentures	—	—	—	2
Increase in deferred taxes	77	58	134	97
Changes in operating assets and liabilities:
Increase in accounts receivable	(107)	(51)	(99)	(17)
Decrease (increase) in inventory	8	21	(23)	(22)
Decrease (increase) in prepaid expenses and other assets	15	(13)	10	(7)
(Decrease) increase in accounts payable	(118)	(241)	197	82
Increase (decrease) in accrued expenses and other liabilities	72	61	34	(26)
Net cash provided by operating activities	412	237	1,466	1,115
Cash Flows From Investing Activities:
Purchases of rental equipment	(456)	(474)	(1,484)	(1,499)
Purchases of non-rental equipment	(32)	(30)	(84)	(71)
Proceeds from sales of rental equipment	140	102	388	356
Proceeds from sales of non-rental equipment	8	4	26	15
Purchases of other companies, net of cash acquired	4	(9)	(752)	(9)
Net cash used in investing activities	(336)	(407)	(1,906)	(1,208)
Cash Flows From Financing Activities:
Proceeds from debt	1,135	1,292	5,911	2,931
Payments of debt, including subordinated convertible debentures	(1,060)	(1,074)	(5,082)	(2,681)
Payments of financing costs	—	—	(22)	—
Proceeds from the exercise of common stock options	—	—	2	5
Common stock repurchased	(152)	(15)	(399)	(99)
Cash received (paid) in connection with the 4 percent Convertible Senior Notes and related hedge, net	6	(44)	31	(40)
Net cash (used in) provided by financing activities	(71)	159	441	116
Effect of foreign exchange rates	(7)	3	(8)	(4)
Net (decrease) increase in cash and cash equivalents	(2)	(8)	(7)	19
Cash and cash equivalents at beginning of period	170	133	175	106
Cash and cash equivalents at end of period	$168	$125	$168	$125
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$24	$13	$60	$44
Cash paid for interest, including subordinated convertible debentures	91	93	315	322

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
General Rentals
Reportable segment equipment rentals revenue	$1,127	$1,038	8.6%	$3,079	$2,824	9.0%
Reportable segment equipment rentals gross profit	496	445	11.5%	1,266	1,106	14.5%
Reportable segment equipment rentals gross margin	44.0%	42.9%	1.1pp	41.1%	39.2%	1.9pp
Trench Safety, Power & HVAC, and Pump Solutions
Reportable segment equipment rentals revenue	$188	$100	88.0%	$420	$239	75.7%
Reportable segment equipment rentals gross profit	103	52	98.1%	215	114	88.6%
Reportable segment equipment rentals gross margin	54.8%	52.0%	2.8pp	51.2%	47.7%	3.5pp
Total United Rentals
Total equipment rentals revenue	$1,315	$1,138	15.6%	$3,499	$3,063	14.2%
Total equipment rentals gross profit	599	497	20.5%	1,481	1,220	21.4%
Total equipment rentals gross margin	45.6%	43.7%	1.9pp	42.3%	39.8%	2.5pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Numerator:
Net income available to common stockholders	$192	$143	$346	$247
Denominator:
Denominator for basic earnings per share—weighted-average common shares	98.5	93.2	96.9	93.5
Effect of dilutive securities:
Employee stock options and warrants	0.4	0.5	0.4	0.5
Convertible subordinated notes—4 percent	4.7	11.4	7.6	11.7
Restricted stock units	0.5	0.4	0.5	0.6
Denominator for diluted earnings per share—adjusted weighted-average common shares	104.1	105.5	105.4	106.3
Diluted earnings per share	$1.84	$1.35	$3.29	$2.33

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge and loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Earnings per share - GAAP, as reported	$1.84	$1.35	$3.29	$2.33
After-tax impact of:
Merger related costs (1)	0.02	—	0.08	0.05
Merger related intangible asset amortization (2)	0.29	0.23	0.80	0.70
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	(0.01)	(0.02)	(0.03)
Impact of the fair value mark-up of acquired RSC fleet (4)	0.05	0.05	0.16	0.20
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	—	(0.01)	(0.02)	(0.03)
Restructuring charge (6)	(0.01)	0.01	(0.01)	0.07
Asset impairment charge (7)	—	—	—	0.02
Loss on repurchase/redemption of debt securities and retirement of subordinated convertible debentures	0.02	0.01	0.46	0.02
Earnings per share - adjusted	$2.20	$1.63	$4.74	$3.33

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(7)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and the gain/loss on sale of the software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income	$192	$143	$346	$247
Provision for income taxes	111	75	193	132
Interest expense, net	124	121	436	357
Interest expense – subordinated convertible debentures	—	—	—	3
Depreciation of rental equipment	236	219	682	629
Non-rental depreciation and amortization	70	59	200	185
EBITDA (A)	$733	$617	$1,857	$1,553
Merger related costs (1)	4	—	13	8
Restructuring charge (2)	(2)	1	(2)	12
Stock compensation expense, net (3)	17	15	48	34
Impact of the fair value mark-up of acquired RSC fleet (4)	9	9	27	34
(Gain) loss on sale of software subsidiary (5)	—	—	—	1
Adjusted EBITDA (B)	$761	$642	$1,943	$1,642

A) Our EBITDA margin was 47.5% and 47.1% for the three months ended September 30, 2014 and 2013, respectively, and 45.1% and 42.9% for the nine months ended September 30, 2014 and 2013, respectively.
B) Our adjusted EBITDA margin was 49.3% and 49.0% for the three months ended September 30, 2014 and 2013, respectively, and 47.1% and 45.4% for the nine months ended September 30, 2014 and 2013, respectively.

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a gain/loss recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$412	$237	$1,466	$1,115
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(5)	(14)	(16)
Gain on sales of rental equipment	58	40	161	124
Gain on sales of non-rental equipment	3	1	7	3
Gain (loss) on sale of software subsidiary (5)	—	—	—	(1)
Merger related costs (1)	(4)	—	(13)	(8)
Restructuring charge (2)	2	(1)	2	(12)
Stock compensation expense, net (3)	(17)	(15)	(48)	(34)
Loss on extinguishment of debt securities	(5)	(1)	(80)	(1)
Loss on retirement of subordinated convertible debentures	—	—	—	(2)
Changes in assets and liabilities	173	255	1	19
Cash paid for interest, including subordinated convertible debentures	91	93	315	322
Cash paid for income taxes, net	24	13	60	44
EBITDA	$733	$617	$1,857	$1,553
Add back:
Merger related costs (1)	4	—	13	8
Restructuring charge (2)	(2)	1	(2)	12
Stock compensation expense, net (3)	17	15	48	34
Impact of the fair value mark-up of acquired RSC fleet (4)	9	9	27	34
(Gain) loss on sale of software subsidiary (5)	—	—	—	1
Adjusted EBITDA	$761	$642	$1,943	$1,642

(1)	Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition.

(2)	Primarily reflects severance costs and branch closure charges associated with the RSC acquisition.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a gain/loss recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow (usage) as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes that free cash flow (usage) provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow (usage) is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow (usage) should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow (usage).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$412	$237	$1,466	$1,115
Purchases of rental equipment	(456)	(474)	(1,484)	(1,499)
Purchases of non-rental equipment	(32)	(30)	(84)	(71)
Proceeds from sales of rental equipment	140	102	388	356
Proceeds from sales of non-rental equipment	8	4	26	15
Free cash flow (usage)	$72	$(161)	$312	$(84)